Exhibit 5.1(b)

Phone:	(212) 885-5000
Fax:	(215) 885-5001
Email:	www.blankrome.com

January 24, 2025

The Board of Directors

Power REIT

301 Winding Road

Old Bethpage, New York 11804

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Power REIT, a Maryland-domiciled real estate investment trust (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as it may be amended or supplemented from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to $50,000,000 of any combination of the following securities: (i) common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), (ii) preferred shares of beneficial interest, par value $0.001 per share (the “Preferred Shares”), (iii) debt securities, in one or more series (the “Debt Securities”), which may be issued pursuant to an indenture to be dated on or about the date of the first issuance of Debt Securities thereunder, by and between a trustee to be selected by the Company (the “Trustee”) and the Company, in the form filed as Exhibit 4.4 to the Registration Statement and one or more indentures supplemental thereto with respect to any particular series of Debt Securities (the “Indenture”), (iv) warrants (“Warrants”) to purchase Common Shares and/or Preferred Shares, which may be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent to be named therein (the “Warrant Agent”); and (v) units comprised of two or more of the foregoing securities (“Units” and, together with Common Shares, Preferred Shares, Warrants and Debt Securities, the “Securities”) to be issued under one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and a bank or trust company, as unit agent (the “Unit Agent”). The Securities being registered will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) Articles of Amendment and Restatement of the Declaration of Trust filed by the Company with the State Department of Assessments and Taxation of Maryland (“SDAT”) on November 30, 2011, as supplemented by the Company with SDSAT on February 12, 2014, and as supplemented by the Company on January 8, 2021 (collectively, the “Declaration of Trust”); (ii) the Bylaws of the Company, adopted on October 20, 2011 (the “Bylaws”); (iii) the Registration Statement; (iv) resolutions adopted by the Board of Trustees (the “Board”) of the Company; (v) an executed copy of the certificate of the Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company; and (vi) such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Power REIT

January 24, 2025

In rendering this opinion, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

In connection with the opinion expressed below, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board shall have duly established the terms of such Security (and that such Security is governed by the laws of the State of New York) and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Company is and shall remain, a Maryland-domiciled real estate investment trust duly and validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iv) the Warrant Agreement, the Indenture, and the Unit Agreement are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered below in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that (i) the terms of any Security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of such Security (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the Company’s Declaration of Trust, Bylaws or other constitutive documents of the Company, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) any Warrant Agreement, Indenture and Unit Agreement will be governed by the laws of the State of New York. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.	When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company; the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement; and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement, upon payment of the consideration provided for therein, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; provided that no opinion is provided herein with respect to any Common Shares or Preferred Shares that may be issued upon the exercise of the Warrants.

Power REIT

January 24, 2025

2.	When the Indenture to be entered into in connection with respect to Debt Securities, when (i) the Indenture has been duly authorized, executed and delivered by the Company and the Trustee; (ii) the Board or a committee thereof has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (iii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable purchase, underwriting, similar agreement or other security approved by the Board or a committee thereof, then upon payment of the consideration provided for therein, such Debt Securities will constitute valid and binding obligations of the Company.

3.	When the Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit Agent and the Company; the specific terms of the Units have been duly authorized and established in accordance with the Unit Agreement; and such Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and the applicable underwriting or other agreement, upon payment of the consideration provided for therein, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; provided that no opinion is provided herein with respect to any Common Shares or Preferred Shares that may be included in the Units.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

A.	Our opinion herein reflects only the application of applicable laws of the State of New York, and we have not considered, and we express no opinion as to the laws of any other jurisdiction. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, which laws are subject to change with possible retroactive effect, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

B.	Our opinion set forth above is subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, receivership, rearrangement, liquidation, conservatorship and other similar laws or equitable principles affecting or related to the rights and remedies of creditors generally, including, without limitation, laws relating to fraudulent conveyances, preferences and equitable subordination; (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of conscionability, materiality, reasonableness and impossibility of performance; (iii) public policy considerations which may limit the rights of parties to obtain remedies; (iv) an implied covenant of good faith and fair dealing; (v) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; (vi) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency; and (vii) the availability of equitable remedies, including, without limitation, specific performance or injunctive relief.

Power REIT

January 24, 2025

C.	Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

D.	We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in any agreements which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

E.	We express no opinion as to the enforceability of any provision in any agreements purporting or attempting to (i) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue; (ii) confer subject matter jurisdiction on a court not having independent grounds therefor; (iii) modify or waive the requirements for effective service of process for any action that may be brought; (iv) waive the right of the Company or any other person to a trial by jury; (v) provide that decisions by a party are conclusive; or (vi) modify or waive the rights to claims, notice, legal defenses, rights granted by law, subrogation, opportunity for hearing, evidentiary requirements, statutes of limitations, other procedural rights or other benefits that cannot be waived under applicable law.

F.	We express no opinion as to the enforceability of (i) consents to, or restrictions upon, judicial relief; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) waivers of broadly or vaguely stated rights; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; (viii) restrictions upon non-written modifications and waivers; (ix) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; or (x) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

G.	You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable prospectus supplement) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to us in the prospectus which is part of said Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ BLANK ROME LLP